Exhibit 5.1

Brian F. Leaf

+1 703 456 8053

bleaf@cooley.com

August 5, 2021

MaxCyte, Inc.

22 Firstfield Road, Suite 110

Gaithersburg, Maryland 20878

Ladies and Gentlemen:

We have acted as counsel to MaxCyte, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 16,162,850 shares (the “Shares”) of Common Stock, par value $0.01 per share (the “Common Stock”) issuable pursuant to the Company’s Long-Term Incentive Plan (as amended, the “LTIP”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectuses, (b) the Company’s Fifteenth Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, (c) the form of the Company’s Amended and Restated Bylaws, which is to be in effect immediately following closing of the Company’s U.S. initial public offering, in the form filed as Exhibit 3.3 to the Company’s registration statement (No. 333-257810) on Form S-1, (d) the LTIP and (e) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery by all persons other than by the Company of all documents where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the LTIP, the Registration Statement and related prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Cooley LLP Reston Town Center 11951 Freedom Drive 14th Floor Reston, VA 20190-5656

t: +1 703 456 8000 f: +1 703 456 8100 cooley.com

MaxCyte, Inc.

August 5, 2021

Page Two

Sincerely,

Cooley LLP

By:	/s/ Brian F. Leaf
Brian F. Leaf

Cooley LLP Reston Town Center 11951 Freedom Drive 14th Floor Reston, VA 20190-5656

t: +1 703 456 8000 f: +1 703 456 8100 cooley.com